UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-111350
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-101865
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-75078
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-65632
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-19473
UNDER
THE SECURITIES ACT OF 1933

PARTY CITY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	22-3033692 (I.R.S. Employer Identification No.)
400 COMMONS WAY
ROCKAWAY, NEW JERSEY 07866
(Address of Principal Executive Offices)

1999 STOCK INCENTIVE PLAN (AMENDED AND RESTATED
AS OF OCTOBER 17, 2003)
1999 STOCK INCENTIVE PLAN (AMENDED AND RESTATED
AS OF OCTOBER 25, 2000)
EMPLOYEE STOCK PURCHASE PLAN
MANAGEMENT STOCK PURCHASE PLAN
AMENDED AND RESTATED 1994 STOCK OPTION PLAN AND STOCK OPTION
AGREEMENT WITH NON-EMPLOYEE DIRECTORS
(Full Title of the Plan)
Gregg Melnick
Chief Financial Officer
Party City Corporation
400 Commons Way
Rockaway, NJ 07866
(973) 983-0888
(Name, address, and telephone number, including area code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Registrant (collectively, the “Registration Statements”):
     File No. 333-111350, pertaining to the registration of 5,500,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Registrant’s 1999 Stock Incentive Plan (amended and restated as of October 17, 2003), which was filed with the Securities and Exchange Commission on December 19, 2003;
     File No. 333-101865, pertaining to the registration of 1,960,590 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Registrant’s 1999 Stock Incentive Plan (amended and restated as of October 25, 2000), which was filed with the Securities and Exchange Commission on December 16, 2002;
     File No. 333-75078, pertaining to the registration of 250,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Registrant’s Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on December 12, 2001;
     File No. 333-65632, pertaining to deferred compensation obligations of the Registrant totaling $4,800,000 to pay deferred compensation in the future in accordance with the Registrant’s Management Stock Purchase Plan, which was filed with the Securities and Exchange Commission on July 23, 2001;
     File No. 333-19473, pertaining to the registration of 603,333 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Registrant’s Amended and Restated 1994 Stock Option Plan and Stock Option Agreement with Non-Employee Directors, which was filed with the Securities and Exchange Commission on January 9, 1997.
     On September 26, 2005, the Registrant entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) among the Registrant, Amscan Holdings, Inc. (“Parent”) and BWP Acquisition, Inc. (“Purchaser”), pursuant to which provided for the Purchaser to be merged with and into the Registrant (the “Merger”), and the Registrant will be the surviving corporation in the Merger. The closing for the Merger (the “Closing”) has occurred, and the Merger became effective December 23, 2005 pursuant to Articles of Merger filed on the same date with the Secretary of State of the Commonwealth of Massachusetts.
     Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended, the Registrant hereby de-registers any and all shares of Common Stock originally reserved for issuance under the 1999 Stock Incentive Plan (amended and restated as of October 17, 2003), the 1999 Stock Incentive Plan (amended and restated as of October 25, 2000), the Employee Stock Purchase Plan, the Management Stock Purchase Plan and the Amended and Restated 1994 Stock Option Plan and Stock Option Agreement with Non-Employee Directors (collectively, the “Plans”) and registered under the Registration Statements on Forms S-8 listed above, filed with Securities and Exchange Commission on the dates listed above, which have not been issued. The Plans, pursuant to which shares would have been issued, have been terminated and no additional shares may be issued or sold under such plans. There are no outstanding stock options as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, in the state of New York, on December 23, 2005.

Party City Corporation
By:	/s/ Gregg Melnick
Gregg Melnick
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the registration statements on Form S-8 have been signed below by the following persons in the capacities indicated on December 23, 2005.

SIGNATURE	TITLE

/s/ Robert J. Small Robert J. Small	Chairman of the Board and Director

/s/ Gregg Melnick Gregg Melnick	Chief Financial Officer

/s/ Gerald Rittenberg Gerald Rittenberg	Director